Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

IT Tech Packaging, Inc.

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333- 223160) of IT Tech Packaging, Inc. of our report dated March 23, 2020 and its subsidiaries and variable interest entity which appears in this Form 10-K.

WWC, P.C.

Certified Public Accountants

San Mateo, California

March 23, 2020